Exhibit 99.(A)(5)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Industri-Matematik International Corp.
at
$.35 Net Per Share
by
STG OMS Acquisition Corp.
a wholly owned subsidiary of
STG OMS Ireland Limited
a company formed by
Symphony Technology II-A, L.P.

November 12, 2002

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated November 12, 2002 and the related Letter of Transmittal (which together constitute the “Offer”) in connection with the offer by STG OMS Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of STG OMS Ireland Limited (the “Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Industri-Matematik International Corp., a Delaware corporation (“IMI”) at $.35 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of November 3, 2002 (the “Merger Agreement”) among Purchaser, STG and IMI. On November 11, 2002, STG assigned its rights and obligations under the Merger Agreement to Parent. The Merger Agreement provides, among other things, that following the completion of the Offer the Purchaser will be merged with and into IMI (the “Merger”). As a result of the Merger, IMI will continue as the surviving corporation and will become a direct, wholly owned subsidiary of Parent.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $.35 per Share, net to you in cash without interest.

2.
The Board of Directors of IMI has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of IMI, approved the Offer and the Merger and recommends that the shareholders of IMI accept the Offer and tender their Shares.

3.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on December 10, 2002, unless the Offer is extended (as extended, the “Expiration Date”).

4.
The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Purchaser, Parent and their affiliates, represents at least 65% of the outstanding Shares. The Offer is also subject to other conditions described in Section 14 of the Offer to Purchase.

5.
Any stock transfer taxes applicable to the sale of the Shares to the Purchase pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the enclosed instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Citibank, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions Form with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Industri-Matematik International Corp.
by STG OMS Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 12, 2002, and the related Letter of Transmittal, in connection with the offer by STG OMS Acquisition Corp. to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Industri-Matematik International Corp.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 2002	Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.